Acquisition of American Farmland Company to Create the Leading Public Farmland REIT Investor Presentation September 12, 2016 Exhibit 99.2

Cautionary Statement Regarding Forward-Looking Statements   This presentation includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which FPI and AFCO operate, management’s beliefs, assumptions made by management and the transactions described in this presentation. While the FPI’s and AFCO’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the merger agreement; (3) the inability to consummation the transaction due to the failure to obtain the requisite stockholder approvals or the failure to satisfy other conditions to completion of the transaction; (4) risks that the proposed transaction disrupts current plans and operations of FPI and AFCO; (5) the ability to recognize the benefits of the transaction; and (6) the amount of the costs, fees, expenses and charges related to the transaction; and the other risks and important factors contained and identified in FPI’s and AFCO’s filings with the Securities and Exchange Committee (“SEC”), such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements in this communication.   There can be no assurance that the transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. Neither FPI nor AFCO is under any duty to update any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and neither FPI nor AFCO intends to do so.   Important Information for Investors and Stockholders   In connection with the proposed transaction, FPI expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of FPI and AFCO that also constitutes a prospectus of FPI, which joint proxy statement will be mailed or otherwise disseminated to FPI’s and AFCO’s respective stockholders when it becomes available. FPI and AFCO also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.   Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by FPI and AFCO with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the companies will be available free of charge on their websites at www.farmlandpartners.com and www.americanfarmlandcompany.com.   Participants in Solicitation   FPI, AFCO and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of FPI is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 15, 2016, and its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 14, 2016. Information about the directors and executive officers of AFCO is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 30, 2016, and its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 28, 2016. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.   No Offer or Solicitation   This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Disclaimer

Highlights Largest Public U.S. Farmland REIT The merger of AFCO into FPI will create the largest public farmland REIT in the U.S. The combined company’s farmland assets will be in excess of $850 million spanning more than 133,000 acres across 16 states and 25+ major crop types Fully diluted market cap of the combined company expected to be greater than $400 million Premier Farmland Assets FPI and AFCO own institutional-quality farmland in core farming regions Consolidation of the portfolios is expected to deliver significant diversification across crops and farming regions to all stockholders and expands FPI’s presence in key growing regions Significant Cost Synergies FPI expects to consolidate AFCO’s operations into FPI’s existing Denver-based headquarters, which will include significant reduction in G&A expenses Increased scale and synergies are expected to significantly reduce overall costs as a percentage of portfolio value, creating superior value for FPI and AFCO stockholders Accretive Transaction The transaction is expected to be approximately 10% accretive to FPI’s AFFO per share in 2017 and approximately 20% accretive thereafter Enhanced Platform for Growth Expanded footprint and scale further enhances FPI’s capabilities to pursue accretive growth transactions using both cash and OP units Farmland Partners Inc. (“FPI”) and American Farmland Company (“AFCO”) have jointly announced a transaction in which FPI will acquire all of the outstanding common stock of AFCO in a stock-for-stock merger

Transaction Overview Transaction Structure Transaction is a 100% stock merger with each share of AFCO common stock converted into the right to receive 0.7417 shares of newly issued FPI common stock On a pro-forma fully diluted basis, former FPI equity holders will hold approximately 65% of the combined company’s equity, and former AFCO equity holders will hold approximately 35%1 Leadership Paul A. Pittman will continue as FPI’s Chairman and CEO. Luca Fabbri will remain CFO of the combined company D. Dixon Boardman and Thomas S.T. Gimbel, AFCO’s Chairman and CEO, respectively, will join FPI’s Board of Directors upon closing of the merger Robert L. Cowan is expected to join FPI as President upon closing of the merger Dividends The combined company is expected to maintain a dividend policy that optimizes long-term total return to stockholders FPI’s last declared dividend was an annualized $0.51 per share Closing The transaction is subject to customary closing conditions, including receipt of the requisite approval of both FPI and AFCO stockholders Both boards of directors have approved the transaction and recommend the transaction for approval by their respective stockholders Closing is expected to occur in late Q4 2016 or early Q1 2017 ____________________ Includes preferred equity on an as-converted basis

Successful Outcome for AFCO Stockholders Unlocks Value for AFCO Stockholders The transaction, based on AFCO’s net asset value, unlocks value for its stockholders that had not been realized in its trading history Stockholders gain stronger capitalization and increased liquidity Successful Conclusion of Strategic Review Process AFCO has conducted an exhaustive review of its strategic alternatives Process has concluded in the creation of the largest public farmland REIT, with enhanced operating efficiency, an expanded platform in core markets and crop types and an improved balance sheet to support its aggressive growth plans Ability to Remain Invested in U.S. Farmland Meaningful opportunity for AFCO shareholders to join robust farmland platform Preserves AFCO’s core principles and maintains vision for a scalable institutional, well-diversified and high-quality portfolio of farmland assets Going forward, combined company is uniquely positioned to deliver strong growth and industry-leading management of farmland assets

Expanded Footprint, Premier Assets > 5,000 Acres 2,000 – 4,999 Acres 1,000 -1,999 Acres 500 – 999 Acres 0 to 499 Acres Gross Acres Farmland Partners American Farmland FPI’s consolidated portfolio will gain exposure to premier farmland assets and high-quality tenants across the U.S. The Company’s institutional-grade properties have the scale and agronomic profile needed to attract and retain leading farmer partners.

Broadened Crop and Geographic Diversification 2016P Revenue by Region FPI Diversification by Crops ($ basis) 1 Aggregate U.S. Crop Value 2 Crop diversification will increase substantially with 26% of the consolidated portfolio value in permanent and specialty crops. As a result, the portfolio’s composition will closely resemble the composition of aggregate U.S. crop production. ____________________ Presented based on value of farmland. Specialty crops includes fruit, tree nuts and commercial vegetables 2014 U.S. aggregate crop value per USDA Crop Values Summary

Benefits of Scale and a Strong Balance Sheet The merger is expected to create a robust farmland platform with a strong balance sheet, which will further enhance FPI’s position to pursue accretive transactions. ____________________________________ Total Enterprise Value for FPI and AFCO based off of 09/09/2016 30 day VWAP market cap and balance sheet items as of 06/30/2016. Calculated using pro-forma combined 06/30/2016 balance sheets, 30 day VWAP for FPI of $11.39 and shares outstanding of FPI and AFCO on an as converted basis after giving effect for the exchange ratio in the merger agreement. Net Debt to Enterprise Value based off of balance sheet items from 06/30/2016 and market information as of 09/09/2016. Per filings from AFCO and FPI.

Stage Set for Further Growth Enhanced Team Transaction expands FPI’s farm acquisition and management team capabilities FPI expects that Robert L. Cowan will join as President upon closing of the transaction. Mr. Cowan has more than 30 years of experience in farmland transactions and management. Prior to AFCO, Mr. Cowan served as Agriculture and Timber Director for the Utah Retirement System and held various roles at Farmland Reserve, Inc., a large private agricultural investment portfolio Strong Balance Sheet Combined company’s strong balance sheet will enhance FPI’s ability to pursue transactions quickly and with greater flexibility Robust Growth Plan that Drives Efficiencies and Increases Stockholder Returns At closing, FPI is expected to have completed more than $500 million of farmland acquisitions in the previous twelve months FPI expects to continue to rapidly deploy capital in accretive farmland acquisitions As the portfolio continues to grow, FPI expects G&A expenses to decline to 60-70 basis points of total assets Maturation of AFCO Development Properties AFCO’s four farms currently in development are expected to reach full commercial production over the next three years and deliver an incremental $2.7 million in revenue

Near Term Action Plan Drive synergies through reduced G&A expenses Ensure seamless transition with farmer partners Continue to pursue high-quality accretive acquisitions in core farming regions Further attract institutional investment and improve liquidity

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